THIS SUMMARY ADVERTISEMENT EXISTS BOTH IN AN ENGLISH VERSION AND A CHINESE VERSION.
Exhibit (a)(1)(G)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Ordinary Shares or ADSs (each as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 3, 2011 and the related Letters of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Ordinary Shares or ADSs in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Bireme (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
Ordinary Shares and American Depositary Shares (each representing three Ordinary Shares)
of
ACORN INTERNATIONAL, INC.
at
$2.00 Per Ordinary Share
(Equivalent to $6.00 Per American Depositary Share)
Pursuant to the Offer to Purchase Dated June 3, 2011
by
Bireme Limited
up to a maximum aggregate of 20,000,000 Ordinary Shares
     Bireme Limited, a Cayman Islands company (“Bireme”), is offering to purchase ordinary shares, par value $0.01 per share (the “Ordinary Shares”), of Acorn International, Inc., a Cayman Islands company (“Acorn”), and American Depositary Shares of Acorn (“ADSs”), each representing three Ordinary Shares, in an aggregate amount not to exceed 20,000,000 Ordinary Shares (taking into account both Ordinary Shares that are tendered and Ordinary Shares underlying ADSs that are tendered) for $2.00 per Ordinary Share, which represents $6.00 per ADS, in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 3, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal to Tender Ordinary Shares (the “Share Letter of Transmittal”) and the Letter of Transmittal to Tender American Depositary Shares (the “ADS Letter of Transmittal,” and together with the Share Letter of Transmittal, the “Letters of Transmittal”), as applicable. Such offer, as amended or supplemented from time to time, is referred to as the “Offer.” All references herein to “Shares” include Acorn’s Ordinary Shares and its ADSs and all references to “shareholders” of Acorn include ADS holders.
     Tendering shareholders whose Ordinary Shares or ADSs are registered in their names and who tender Ordinary Shares directly to Computershare Trust Company, N.A., in its capacity as Ordinary Share Tender Agent (the “Share Tender Agent”), or ADSs to Citibank, N.A., in its capacity as ADS Tender Agent (the “ADS Tender Agent”), as applicable, will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letters of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Tendering shareholders whose ADSs are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply. Bireme will pay all fees and expenses of Citibank, N.A., in its capacity as ADS depositary, in connection with any cancellation of ADSs by Bireme.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2011 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.
     The Offer is subject to certain conditions. The Offer is not conditioned upon a minimum number of Shares being tendered or upon Bireme obtaining financing. See Section 13—Conditions of the Offer of the Offer to Purchase.
     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Bireme will purchase, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date, up to an aggregate maximum of 20,000,000 Ordinary Shares (taking into account both Ordinary Shares that are tendered and Ordinary Shares underlying ADSs that are tendered). Subject to the applicable rules and regulations of the SEC, Bireme expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offer by giving oral or written notice of the extension to the ADS Tender Agent and the Share Tender Agent and issuing a press release announcing the extension in accordance with applicable Securities and Exchange Commission (“SEC”) rules. If any condition to the Offer is neither satisfied nor waived on any scheduled Expiration Date, Bireme may terminate the Offer, or Bireme may extend the Expiration Date for an additional period or periods until all of the conditions are satisfied or waived. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the tendering shareholder’s right to withdraw such Shares. See Section 4—Withdrawal Rights of the Offer to Purchase. No subsequent offering period will be available in the Offer. Bireme’s purpose in making the Offer is to increase the ownership stakes in Acorn held by the two co-founders of Acorn and their immediate family members and certain entities that may be deemed related to them, in order to increase their influence over the strategic direction of Acorn.
     Subject to the applicable rules and regulations of the SEC, Bireme expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were previously accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any condition of the Offer is not then satisfied, (ii) to waive any condition to the Offer, and (iii) to amend, add, supplement or otherwise change any term or condition of the Offer, by giving oral or written notice of such waiver, amendment or other change to the ADS Tender Agent and the Share Tender Agent and by making a public announcement thereof.
     In order to take advantage of the Offer, to tender the ADSs a shareholder must either (i) complete and sign the ADS Letter of Transmittal according to its instructions, have its signature guaranteed (if required by Instruction 1 to the ADS Letter of Transmittal), mail or deliver the ADS Letter of Transmittal (or a manually signed facsimile copy) and any other required documents to Citibank, N.A., the ADS Tender Agent, and either deliver the American Depositary Receipts (“ADRs”) evidencing the ADSs or have its ADSs transferred on the Direct Registration System (the “DRS”) of Citibank, N.A., the depositary for the ADSs, along with the ADS Letter of Transmittal, to the ADS Tender Agent, or (ii) tender its ADSs pursuant to the procedures for book-entry transfer through the Book-Entry Transfer Facility (as defined in the Offer to Purchase) set forth in Section 3 of the Offer to Purchase, or request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for it. If a shareholder’s ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, the shareholder must contact such broker, dealer, commercial bank, trust company or other nominee to tender its ADSs. If the shareholder intends to tender ADSs, and ADRs evidencing the ADSs are not immediately available, or if the shareholder cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if the shareholder cannot deliver all required documents to the ADS Tender Agent prior to the Expiration Date, the shareholder may tender its ADSs by following the guaranteed delivery procedures set forth in Section 3—Procedures for Tendering Shares of the Offer to Purchase.
     In order to take advantage of the Offer, to tender a shareholder’s Shares not represented by ADSs, the shareholder must complete and sign the Share Letter of Transmittal according to its instructions, have its signature guaranteed (if required by Instruction 1 of the Share Letter of Transmittal) and deliver it, together with the documents required by the Share Letter of Transmittal, to Computershare Trust Company, N.A., the Share Tender Agent, or the shareholder must comply with the guaranteed delivery procedures set forth in Section 3—Procedures for Tendering Shares of the Offer to Purchase if the shareholder is a holder of certificates evidencing the Shares prior to the Expiration Date.
     Bireme will purchase through the Offer ADSs and Ordinary Shares representing in the aggregate a number of no more than 20,000,000 Ordinary Shares (taking into account both Ordinary Shares that are tendered and Ordinary Shares underlying ADSs that are tendered). If ADSs and Ordinary Shares representing more than 20,000,000 Ordinary Shares are validly tendered prior to the Expiration Date and not withdrawn, Bireme will, upon the terms and subject to the conditions of the Offer, purchase Shares on a pro rata basis based upon the number of Ordinary Shares and Ordinary Shares underlying ADSs validly tendered and not withdrawn prior to the Expiration Date. This means that Bireme will determine the number of Ordinary Shares represented by the ADSs and Ordinary Shares validly tendered and not withdrawn by each tendering shareholder and apply a proration factor to determine the number of tendered Shares it will purchase. The proration factor will equal 20,000,000 divided by the sum of (i) the number of Ordinary Shares represented by ADSs that were validly tendered and not withdrawn plus (ii) the number of Ordinary Shares not represented by ADSs that were validly tendered and not withdrawn. Bireme will make adjustments to avoid purchases of fractional Ordinary Shares or ADSs. If Shares representing in the aggregate a number of Ordinary Shares equal to or less than 20,000,000 are validly tendered and not withdrawn prior to the Expiration Date, Bireme will purchase and pay for all Shares validly tendered. If proration of tendered Shares is required because of the difficulty of determining the number of ADSs validly tendered and not withdrawn, Bireme does not expect to be able to announce the final results of the proration until at least seven New York Stock Exchange trading days after the Expiration Date. Preliminary results of the proration will be announced by press release as promptly as practicable after the Expiration Date.
     For purposes of the Offer, Bireme will be deemed to have accepted for payment such number of tendered Shares as Bireme indicates when, as and if it gives written notice of its acceptance to the Share Tender Agent and the ADS Tender Agent. Bireme will pay for Shares represented by ADSs accepted for payment pursuant to the Offer by deposit of the purchase price therefor with the ADS Tender Agent, which will act as agent for the tendering ADS holders for the purpose of receiving payments and transmitting such payments to the tendering ADS holders. Bireme will pay for Shares not represented by ADSs accepted for payment pursuant to the Offer by deposit of the purchase price therefor with the Share Tender Agent, which will act as agent for the tendering holders of Shares not represented by ADSs for the purpose of receiving payments and transmitting such payments to the tendering holders of Shares not represented by ADSs. Under no circumstances will Bireme pay interest on the consideration paid for Ordinary Shares or ADSs pursuant to the Offer, regardless of any delay in making such payment.
     Except as otherwise provided in the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn after August 1, 2011.
     For a withdrawal by a shareholder of Shares represented by ADSs registered in its name, either in the DRS registry or represented by an ADR, to be effective, a written or facsimile transmission of a notice of withdrawal with respect to the ADSs must be timely received by the ADS Tender Agent at one of its addresses or its facsimile number set forth in the Offer to Purchase, which notice must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs. The notice of withdrawal must be signed by the same person who signed the ADS Letter of Transmittal. In addition, if ADSs have been delivered to the ADS Tender Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADRs tendered by an Eligible Institution (as defined in the Offer to Purchase)) must be submitted before the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn. In the case of ADSs tendered by book-entry transfer through the Book-Entry Transfer Facility, tendered ADSs may be withdrawn only through the facilities of the Book-Entry Transfer Facility. If a shareholder tenders ADSs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, it must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the ADSs.
     For a withdrawal by a shareholder of Shares not represented by ADSs to be effective, a written or facsimile transmission of a notice of withdrawal must be timely received by the Share Tender Agent at its address or facsimile number set forth in the Offer to Purchase, which notice must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares if different from that of the person who tendered such Shares. In addition, a signed notice of withdrawal must have signatures guaranteed by an Eligible Institution if signature guarantees were required in the submission of the applicable Share Letter of Transmittal. If share certificates have been delivered to the Share Tender Agent, such notice must specify the serial numbers shown on the share certificates to be withdrawn. The notice of withdrawal must be signed by the same person who signed the relevant Share Letter of Transmittal.
     Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by again following the tender procedures described in the Offer to Purchase.
     The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. All shareholders should consult their tax advisers as to the particular tax consequences of selling their Shares pursuant to the Offer.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     Bireme is making a request of Acorn, pursuant to Rule 14d-5 under the Exchange Act, for use of Acorn’s shareholder list, ADS holder list and security position listings for the purpose of disseminating the Offer to Acorn’s shareholders. To the extent required by law or otherwise deemed advisable by Bireme, the Offer to Purchase and the related tender offer material will be mailed to the persons whose names appear in Acorn’s records as the record owners of Shares and ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the list of shareholders, or the list of record holders of ADSs, if applicable, or who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and the related Letters of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
     Questions and requests for assistance and copies of the Offer to Purchase, the Letters of Transmittal and all other tender offer materials may be directed to MacKenzie Partners, Inc. (the “Information Agent”), at its address and telephone numbers set forth below and will be furnished promptly at Bireme’s expense. Bireme will not pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent, the ADS Tender Agent and the Share Tender Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Bireme will, however, upon request reimburse broker dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the Offer materials to their customers. Bireme will also pay any depositary fees payable to Citibank, N.A., in its capacity as ADS depositary, in connection with any cancellation of ADSs by Bireme.
The Information Agent for the Offer is:
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com
June 3, 2011